UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 19, 2013
Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) (collectively, “Energy Transfer”) today announced an agreement for ETE to acquire Trunkline LNG Company, LLC (“TLNG”), the entity that owns a liquefied natural gas (“LNG”) regasification facility in Lake Charles, Louisiana, from ETP in exchange for the redemption of 18.71 million ETP units held by ETE. This represents an effective purchase price of approximately $1 billion based on ETP’s closing unit price as at November 18, 2013. The transaction is expected to close in early February, 2014 but will be effective as of January 1, 2014, subject to customary closing conditions.
TLNG is a 2.1 Bcf/day LNG import and regasification facility that has been in operation since 1982. Commencing in 2001, TLNG entered into a series of long term take or pay service contracts with BG LNG Services, Inc. (“BG”), with terms extending through 2030. In conjunction with the development of the Lake Charles liquefaction project (“Lake Charles LNG”), TLNG and BG have agreed to extend certain regasification contracts through the end the liquefaction contract term.
Trunkline LNG Export, LLC, which is owned 60% by ETE and 40% ETP, was formed to develop Lake Charles LNG. Lake Charles LNG is expected to be a 3 train LNG export project capable of producing up to 16 million metric tons per annum under a long-term tolling agreement with BG. BG is expected to fulfill many roles and responsibilities for Lake Charles LNG, including the procurement all of the required natural gas (which it has agreed to transport on a long term basis on ETP’s pipeline system).
The combination of the regasification and liquefaction business will transform the Lake Charles terminal into a bi-directional facility capable of liquefying and exporting natural gas, in addition to importing and regasifying foreign-source LNG.
ETP will agree to continue to provide management services for ETE through 2015 in relation to both the regasification facility and the development of Lake Charles LNG. ETE is also agreeing to provide additional IDR subsidies to ETP for the period from 2016 to 2019. The updated management fees and IDR subsidies are shown in the table at the end of this report.
The transaction will be immediately accretive to distributable cash flow per unit for both ETP and ETE for 2014 and beyond, and is expected to also be credit neutral to both parties.
For ETP, the redemption of its own common units, like the recent “SXL Exchange” transaction with ETE, will further reduce its unit count by almost another 5% and its current associated IDR obligation to ETE. As a result, ETP continues to build on its much improved financial profile and is ready to actively resume its next chapter of strategic growth.
This transaction also benefits both ETP and ETE as it creates the ideal stand-alone vehicle to facilitate the financing of Lake Charles LNG.
Members of Energy Transfer management will further discuss this transaction, along with other opportunities and growth projects, tomorrow, November 20, 2013, at a conference held in Dallas for analysts and investors, scheduled to begin at 9:00 a.m. (Central Time). The discussion will also involve updates on business activities and results of both ETE and ETP. The presentation material relating to the conference will be posted to Energy Transfer’s website at www.energytransfer.com.
The transaction was approved by the conflicts committees of the ETP and ETE board of directors. The ETP conflicts committee was advised by Vinson & Elkins, Richards Layton & Finger and Evercore Group L.L.C. Evercore L.L.C delivered a fairness opinion to the ETP conflicts committee in connection with the transaction. The ETE conflicts committee was advised by Latham & Watkins LLP, Potter Anderson Corroon LLP and Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC delivered a fairness opinion to the ETE conflicts committee in connection with the transaction.
In accordance with General Instruction B.2 of Form 8-K, the information set forth in this report is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
This report includes certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETE’s and ETP’s Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Neither ETE nor ETP undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Table for IDR subsidies and management fees
($ in millions)

	2014E	2015E	2016E	2017E	2018E	2019E	Total
Regas-related management fees	$75.0	$75.0	$—	$—	$—	$—	$150.0
Regas GP subsidies	—	—	50.0	50.0	45.0	35.0	180.0
Total management fees	95.0	95.0	5.0	—	—	—	195.0
Total GP subsidies	109.0	53.2	71.5	50.0	45.0	35.0	363.7
Total	$204.0	$148.2	$76.5	$50.0	$45.0	$35.0	$558.7

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
By:Energy Transfer Partners GP, L.P., its general partner

By:Energy Transfer Partners, L.L.C., its general partner

Date: November 19, 2013	/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer